Exhibit 99.1 Press Release

ERHC Energy Inc. Issues Update on Progress

HOUSTON, December 2, 2010 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today issued the following update on Company activities from Peter Ntephe, chief executive officer.

To ERHC Shareholders:

I am pleased to update the ERHC Energy family on the company’s recent progress.

São Tomé and Príncipe Exclusive Economic Zone (EEZ)

I have recently returned to the office after being part of the ERHC management delegation that traveled to São Tomé & Príncipe. The Company participated as a Gold Sponsor in the 14th UNCTAD Africa Oil, Gas and Minerals Conference, which was held between November 21st and 24th on the island of São Tomé.  While there, we had numerous meetings with government officials as well as with representatives of oil and gas exploration companies.

We also witnessed significant progress toward offshore exploration in the São Tomé & Príncipe Exclusive Economic Zone (EEZ). The National Petroleum Agency of São Tomé & Príncipe (ANP-STP) announced the names of the companies that submitted bids for the first licensing round of the EEZ and stated that it is currently reviewing the bids. ERHC already holds 100 percent working interests in Blocks 4 and 11 of the EEZ and rights to acquire up to a 15 percent working interest in two additional blocks of its choice in the EEZ.

We anticipate that the conclusion of the bid round will serve as a catalyst for advancing talks with potential operating partners in the EEZ.

The conclusion of the bid round also clears the way for progress toward commencement of negotiations on Production Sharing Contracts (PSCs). The relevant petroleum regulations of São Tomé & Príncipe require PSCs to be signed by companies registered in São Tomé & Príncipe or foreign companies through São Tomé & Príncipe incorporated subsidiaries. ERHC has recently secured an office on the island of Sao Tome in anticipation of PSC negotiations.

Joint Development Zone (JDZ)

Another major development that occurred during the UNCTAD Africa Oil, Gas and Minerals Conference was the Joint Development Authority’s announcement of formal approval of a subsidiary of Total SA of France as the new operator in JDZ Block 1.

Although ERHC does not have interests in JDZ Block 1, the Block does border JDZ Blocks 2, 3 and 4 in which we do have interests. The entry of a highly experienced and technically capable operator such as Total, which is currently operating the highly successful AKPO development about 30 kilometers north of the JDZ, positively reflects on the JDZ as a whole.

Meanwhile we are in the midst of a six-month extension of Exploration Phase 1 in JDZ Blocks 2, 3 and 4. We continue to support the ongoing studies being conducted by our technical partners, Sinopec Corp., the operator of JDZ Block 2, and Addax Petroleum, the operator of JDZ Blocks 3 and 4. The extension period will end in March 2011.

AIM Listing Status Update

Work is still underway on reports being compiled by the Company’s advisers and independent experts that are required for listing on the AIM market of the London Stock Exchange.

The analyses have proven to be more complicated and are requiring a longer time than that of the usual listing applicant. With a history stretching back to the 1980s, ERHC has a fairly more complicated background to sort out than those of many early-stage companies seeking a listing. For instance, the examination has required analysis of our long trading history and voluminous SEC filings over that span – not only for ERHC but for predecessor companies and companies that were acquired along the way as well.

None of this activity will impact the Company’s current trading on the OTC in the U.S. We will provide updates as the process advances into the New Year and thank you for your patience.

Value is Built on Growth

Since our last update, ERHC has begun raising funds to enable us to proceed with the Company’s acquisition strategy. Our investment bankers and placement agents enabled the completion of a registered direct placement of approximately $2 million to institutional investor clients of theirs.

The placement was done under ERHC’s effective shelf registration statement which permits us to raise up to $50 million. Holders of more than five percent of ERHC stock are statutorily obliged to be publicly disclosed. Where, therefore, any placement under the shelf registration statement results in an investor holding up to five percent of ERHC stock, such an investor’s details will be included in ERHC’s filings with the Securities and Exchange Commission. It is, however, within the rights of holders of less than five percent of the stock to choose not to be named.

With approximately $20 million in cash and cash equivalents at the end of the fiscal third quarter, ERHC has adequate funds to cover its operating (general and administrative) expenses for several years. To enhance shareholder value, we need to expand ERHC’s portfolio beyond the current concentration in the JDZ and the EEZ. Value is built on growth and not stagnation. We also need to develop a portfolio of assets that is balanced between exploration, development and production stages. To carry out this expansion, ERHC needs to raise new money. It is as simple as that. Our current portfolio of exploration-stage assets will not begin producing revenues until much later in the decade.

Debt financing for acquisitions is usually difficult to obtain for exploration and production companies such as ERHC that currently lack revenues, despite having a portfolio of substantial and highly prospective assets. Where debt is available at all, it comes with terms that might be detrimental to the Company’s long-term interests. An equity placement is more accessible and poses less potential problems for the Company. Equity placements, however, usually require a discount as an incentive for institutional and other investors to consider injecting significant amounts into an OTC BB company.

The terms of our initial placement and future placements, including the requisite discounts, are the subject of careful determination. In this recent case, we consulted with our bankers and other investment advisers and considered numerous factors, including market conditions and investor appetite and demand. The terms of our initial placement were determined to be competitive after such careful consideration before we proceeded with the placement.

We believe that the success of our initial placement effectively demonstrated an investor confidence in the Company’s prospects. For many of the acquisition opportunities on which we compete in West Africa, evidence of progressive funding ability is required for pre-qualification and the success of our initial placement also enables us to demonstrate that ability to potential sellers of assets. Future placements will be driven primarily by the need to raise enough money to close on specific acquisitions. Our cash reserve enables us to provide investor comfort on our status as a going concern well into the future, despite our current assets not being revenue producing at the moment. New money gives us the ability to embark on the portfolio additions necessary to enhance shareholder value.

Annual Report Filing

As many of you are aware, the Company’s annual form 10-K report, which encompasses the fourth quarter and annual financial report for the fiscal year ended September 30th, is scheduled to be issued later this month. It has been the focus of a great deal of attention during the past weeks and we look forward to sharing the annual report with you.

A Final Word

ERHC’s Vice President, Technical, Daniel Gralla, has transitioned to a purely external consulting role with the Company, from December 1st. It has been a busy two years for Mr. Gralla. He successfully supervised ERHC’s technical input in the five-well drilling campaign in the JDZ, guided the selection of the Company’s Blocks in the EEZ and advised on numerous acquisition opportunities and initiatives.

Now, as the Company ramps up its activities in West Africa, the Company and Mr. Gralla have reviewed the Company’s technical requirements and determined that a more involved role on the West African end of operations will be required of the Vice-President, Technical. We are currently reviewing candidates who are experienced in oil and gas exploration, development and production in West Africa. The person selected will serve on ERHC’s management team and be responsible for technical and engineering matters.

Mr. Gralla will continue to consult for ERHC from time to time on new opportunities and existing assets and we look forward to his continued contributions in this new role.

Thank you all for your continued interest in ERHC and your trust. From all of us at ERHC Energy, have a happy and healthy holiday season.

If you have questions, please ask the Company directly through investor relations representative, Dan Keeney (214.432.7556 or dan@dpkpr.com).

Sincerely,

Peter Ntephe
Chief Executive Officer

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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